Special Proxy Bulletin


For Broker/Dealer use only.                                         May 20, 1998


Upcoming Special Meeting and Proxy Statement


As mentioned in the April issue of the SoGen Monthly News, all shareholders received a Proxy Statement and Notice of a Special Meeting to be held on July 17th, 1998. The purpose of the meeting is to vote on a proposal to reorganize SoGen International Fund, Inc. into a newly-formed portfolio of SoGen Funds, Inc. Currently, SoGen Funds, Inc. consists of the SoGen Overseas, Gold and Money Fund portfolios.

We propose the reorganization in order to facilitate the creation of an institutional class of shares. The ability to create and issue new share classes would enable us to meet the needs of our financial intermediaries more effectively. In addition, shareholders could benefit from the multi-class structure because of the availability of new investment options.

The reorganization could also result in economies of scale by eliminating the duplication associated with operating under two separate legal entities. For example, management is currently required to keep separate records on behalf of the two corporations, to make separate regulatory filings and to negotiate separate contracts with service providers.

We urge you to discuss this matter with your clients and encourage them to complete and return their proxies as soon as possible. The sooner they are received, the greater the savings since the cost of special mailings, hiring outside vendors to condcut proxy solicitations and other expenses can be avoided. Your cooperation is greatly appreciated.

Call (800) 334-2143 for further information.